UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EDITAS MEDICINE, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EDITAS MEDICINE, INC.

11 Hurley Street

Cambridge, MA 02141

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2017

The following information supplements the proxy statement dated April 26, 2017, furnished to our stockholders in connection with the solicitation of proxies by our board of directors for our 2017 annual meeting of stockholders and any adjournment or postponement thereof. This information is in addition to the information required to be provided to our stockholders under the applicable proxy disclosure rules as set forth in the proxy statement.

This Supplement should be read in conjunction with our proxy statement dated April 26, 2017.

Election of Directors

As described in the proxy statement, our board of directors has nominated Alexis Borisy, Douglas G. Cole and Akshay K. Vaishnaw  to stand for election at our 2017 annual meeting of stockholders as Class I directors to serve for a term expiring at our annual meeting of stockholders to be held in 2020. The terms of office of the Class II directors and the Class III directors will continue after the annual meeting.

Effective on May 30, 2017,  our board of directors increased the size of the board of directors from seven to eight directors and appointed Andrew Hirsch to fill the vacancy created by the increase. Mr. Hirsch will serve on the board of directors as a Class II director until our annual of meeting of stockholders to be held in 2018 or until his earlier death, resignation, or removal.

Mr. Hirsch, 46, has served as the Chief Financial Officer of Agios Pharmaceuticals, Inc., a pharmaceutical company, since September 2016. He has more than 20 years of experience in a range of strategic and operating roles in business, including over 15 years in the biotech industry, most recently having served as president and chief executive officer of BIND Therapeutics, Inc., a biotechnology company, from March 2015 until August 2016. Prior to being named president and chief executive officer at BIND, Mr. Hirsch held several other leadership positions at the company, including chief operating officer from February 2014 to March 2015, and chief financial officer from July 2012 to March 2015. In May 2016, BIND Therapeutics filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to joining BIND, Mr. Hirsch was chief financial officer at Avila Therapeutics, Inc., a biotechnology company, from June 2011 until its acquisition by Celgene Corporation in March 2012. From 2002 to 2011 Mr. Hirsch held roles of increasing responsibility at Biogen Idec, a biotechnology company, including vice president of Corporate Strategy and M&A and program executive for the Tecfidera development team. He holds an M.B.A. from the Tuck School at Dartmouth College and a B.A. in Economics from the University of Pennsylvania. We believe Mr. Hirsch’s qualifications to sit on our board of directors include his strong business background and experience as an executive at biopharmaceutical companies.

Based upon information provided in a directors’ and officers’ questionnaire, and on inquiry, the board of directors has concluded that Mr. Hirsch is an independent director within the meaning of the Nasdaq listing requirements, including the heightened requirements applicable to members of an audit committee.

In accordance with the Company’s director compensation policy, Mr. Hirsch will receive (i) annual cash compensation of $35,000 as a member of the board of directors and reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and committees thereof,  (ii) $7,500 as the chair of the Audit Committee and (iii) an option to purchase 23,076 shares of our common stock, with an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of his appointment, which option will vest as to one-third of the shares of common stock underlying the option in three equal installments on each anniversary of the date of grant, subject to Mr. Hirsch’s continued service on the board of directors.  Mr. Hirsch [will also] enter into a standard form of indemnification agreement with us.

Reconstitution of Audit Committee

In connection with Mr. Hirsch’s appointment to the board of directors, on May 30, 2017, the board of directors reconstituted its audit committee, as a result of which Mr. Hirsch, Mr. Borisy and Boris Nikolic now constitute the members of the audit committee, with Mr. Hirsch serving as chair. Mr. Cole no longer serves on the audit committee.

Based upon information provided in a directors’ and officers’ questionnaire, and on inquiry, the board of directors has concluded that Mr. Hirsch is an “audit committee financial expert” as defined by applicable SEC rules.